Exhibit 99.1

Joichi Ito and Brian McAndrews Join The New York Times Company Board of Directors

NEW YORK--(BUSINESS WIRE)--June 21, 2012--The New York Times Company (NYSE: NYT) announced today that Joichi Ito and Brian McAndrews have been elected to its Board of Directors.

“Joi Ito and Brian McAndrews bring deep digital experience to the Board of the Times Company, which will be invaluable as we continue our digital transformation,” said Arthur O. Sulzberger Jr., chairman and CEO of The New York Times Company and publisher, The New York Times. “Joi is world-renowned as a digital innovator and thought leader, with significant expertise in technology policy. Brian is highly recognized for his expertise in both digital and traditional media, with a noteworthy understanding of digital advertising and the integration of emerging technologies. Each brings to our Board extensive insight on the intersection of technology and content.”

Since September 2011, Mr. Ito, 46, has been the director of the Media Lab at the Massachusetts Institute of Technology, which is devoted to research projects at the convergence of design, multimedia and technology. He is board chairman and former CEO of Creative Commons, a nonprofit devoted to facilitating the ability of copyright owners to make their creative works freely available for others to use and share. He is also the founder and current CEO of Neoteny Co., Ltd., a venture capital firm, and general manager of Neoteny Labs, an early-stage investment fund focusing on Asia and the Middle East. In Japan, he was a co-founder of Digital Garage, Inc., an information technology company, and helped establish, and later became CEO of, the country’s first commercial Internet service provider. He was an early investor in numerous companies, including Flickr, Kickstarter and Twitter. Mr. Ito serves on the boards of Culture Convenience Club Co. Ltd., Tucows Inc. and Digital Garage, and previously served on the board of Pia Corporation. He also serves on the boards of the John D. and Catherine T. MacArthur Foundation and the Knight Foundation.

Mr. McAndrews, 53, is a venture partner with Madrona Venture Group, LLC, a venture capital firm that funds innovative technology companies. Previously he was senior vice president, advertiser and publisher solutions at Microsoft Corporation from August 2007 to December 2008. He joined Microsoft after serving as president and CEO of aQuantive, Inc., a digital marketing company, which Microsoft acquired in 2007. From 1990 to 1999, Mr. McAndrews held positions of increasing responsibility at ABC, Inc., leaving as executive vice president and general manager, ABC Sports. Mr. McAndrews serves on the boards of Clearwire Corporation and Fisher Communications, Inc., and previously served on the boards of aQuantive and Blue Nile, Inc. He received a bachelor’s degree in economics from Harvard University in 1980 and an M.B.A. from Stanford University in 1984.

The New York Times Company, a leading global, multimedia news and information company with 2011 revenues of $2.3 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, NYTimes.com, BostonGlobe.com, Boston.com, About.com and related properties. The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

This press release can be downloaded from www.nytco.com.

CONTACT:
The New York Times Company
For Media:
Robert H. Christie, 212-556-1981
robert.christie@nytimes.com
or
For Investors:
Andrea Passalacqua, 212-556-7354
andrea.passalacqua@nytimes.com